Exhibit 1A-12

From the Desk of

Laurence J. Pino, Esquire

March 24, 2023

Via Edgar and E-mail

Division of Corporation Finance

Office of Real Estate & Construction

United States Securities and Exchange Commission

Division of Corporation Finance

Washington, DC 20549

Re:	ILS Fixed Horizon LLC Tier 2 Regulation A Offering Submission

ILS Fixed Horizon LLC

Response to SEC Letter Dated March 4, 2023

Filed March 13, 2023

File No. 024-12055

Dear Ruairi Regan, Esq.,

Please see our updated Legal Opinion Letter, in conformance to the SEC’s Staff Bulletin 19, as requested in your Letter dated to us March 4, 2023.

As legal counsel to the Company, we have reviewed the following documents and information:

1.	The Offering Statement on Form 1-A (File No. 024-12150) as filed with the Securities and Exchange Commission (the "SEC") on February 3, 2023 (the "Offering Statement").

2.	The Operating Agreement of the Company;

3.	The Certificate of Formation of the Company;

4.	The Subscription Agreements to be executed by purchasers of the Securities;

5.	Such other documents and information as we deemed necessary or appropriate for the purposes of this opinion;

Based upon our review of the aforementioned documents, as Counsel for ILS Fixed Horizon LLC, we have verified and do affirm here our legal opinion that:

1.	The Company is a limited liability company validly existing and in good standing under the laws of the State of Texas, and have attached an updated Certificate of Formation, as requested in your Letter to us dated March 4, 2023;

2.	Based on an analysis of the documents and facts presented, we believe the Offering complies with Regulation A of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder;

3.	The Securities have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable;

4.	The Offering will be conducted in accordance with the terms and conditions set forth in the Offering Statement, which our Law Firm has prepared and filed with the SEC;

5.	All statements made in the Offering Statement and related documents are true and accurate in all material respects.

Based on the foregoing, and subject to the above, we, as Counsel for ILS Fixed Horizon LLC, are further of the opinion that:

1.	The offer and sale of the Securities pursuant to the Offering will be exempt from registration under Section 5 of the Securities Act of 1933.

2.	The Subscription Agreements to be executed by purchasers of the Securities will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

3.	The execution, delivery, and performance of the Subscription Agreements by the Company do not violate or conflict with any agreement, document or instrument to which the Company is a party or by which it is bound;

4.	The issuance and sale of the Securities in the Offering, and the execution and delivery of the Subscription Agreements by the Company, will not result in a violation of any law, rule, regulation or order applicable to the Company.

This opinion is based on currently applicable laws, rules and regulations and is limited to the matters expressly set forth herein. We hereby consent to the filing of this Legal Opinion Letter as Exhibit 12 to the Offering Statement and to the reference to our firm under the caption "Legal Matters" in the Offering Statement.

If you should require any additional information or clarification, please do not hesitate to contact me at (407) 425-7831.

Very Truly Yours,

/s/ Laurence J. Pino, Esq., for the firm

PINO NICHOLSON PLLC